                                  VUL  PruLife Custom Premier II
                                  Prospectus Filing Ocotober 2005

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.96%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.59%

                                  VUL  PruLife Custom Premier II
                                 Prospectus Filing Ocotober 2005

   Male     Preferred    NonSmoker                     Level Death Benefit  (Type A)
Age:                  32                               CVAT
Face:            100,000                               Maximum Charges
TTR:                   0                               Assume Annual Payment of 1200 in all years
                                                       Hypothetical Annual Return of 6% Gross, 4.59% Net
Policy --- Year 5
                              (0a)           (0b)           (1)          (2)         (3)         (4)        (5)          (6)            (7)          (8)             (9)              (10)           (11)           (12)             (13)               (14)
                              BOP            BOP                                     Per         Per       Montly                      Total                        Total             EOP                           EOP               EOP                EOP
                            Contract        Accum         Premium    Per Policy    Premium      $1,000      Cost       Monthly       Contract     Surrender         Cash             Basic         Corridor       Corridor           Death              Accum
   Month        YEAR          Fund          Prems          Paid         Loads       Loads        Load      Of Ins      Interest        Fund        Charges       Surr Value            DB           Factor           DB            Benefits          Prems Paid

     1           5           2,553          5,300         1,200              9       162          12         15             13         3,569          847             2,722         100,000         4.08           14,562           100,000             6,521
     2           5           3,569          6,521              -             9         -          12         15             13         3,547          847             2,700         100,000         4.08           14,471           100,000             6,542
     3           5           3,547          6,542              -             9         -          12         15             13         3,524          847             2,677         100,000         4.08           14,379           100,000             6,564
     4           5           3,524          6,564              -             9         -          12         15             13         3,502          847             2,655         100,000         4.08           14,287           100,000             6,585
     5           5           3,502          6,585              -             9         -          12         15             13         3,479          847             2,632         100,000         4.08           14,195           100,000             6,607
     6           5           3,479          6,607              -             9         -          12         15             13         3,456          847             2,609         100,000         4.08           14,102           100,000             6,628
     7           5           3,456          6,628              -             9         -          12         15             13         3,434          847             2,587         100,000         4.08           14,009           100,000             6,650
     8           5           3,434          6,650              -             9         -          12         15             13         3,411          847             2,564         100,000         4.08           13,916           100,000             6,672
     9           5           3,411          6,672              -             9         -          12         15             13         3,388          847             2,541         100,000         4.08           13,822           100,000             6,694
    10           5           3,388          6,694              -             9         -          12         15             13         3,365          847             2,518         100,000         4.08           13,728           100,000             6,716
    11           5           3,365          6,716              -             9         -          12         15             12         3,342          847             2,495         100,000         4.08           13,634           100,000             6,738
    12           5           3,342          6,738              -             9         -          12         15             12         3,318          847             2,471         100,000         4.08           13,539           100,000             6,760

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = 1200

(2)        Per Policy load = $9 per month in year 5.

(3)        Sales and Admin Load = 13.5% of premium paid

(4)        Per $1,000 load  -   $0.12 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.59% is the crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 100% for the 5th policy year.

(9)        Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)        Corridor factor  - cash value accumulation corridor factor for Male age 32 NonSmoker CVAT

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5